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                                  EXHIBIT 5.1
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                              RIORDAN & McKINZIE
                            300 South Grand Avenue
                                  Suite 2900
                        Los Angeles, California  90071


                                 June 18, 1996


                                                         06-813-012



Orchard Supply Hardware Stores Corporation
6450 Via Del Oro
San Jose, California 95119

Ladies and Gentlemen:

      You have requested our opinion with respect to an additional 500,000 shares (the "Additional Shares") of the common stock, $0.01 par value per share (the "Common Stock"), of Orchard Supply Hardware Stores Corporation, a Delaware corporation (the "Company"), which Additional Shares are to be issued upon the exercise of stock options to be granted pursuant to the terms of the Company's 1993 Stock Option Plan, as amended (the "1993 Option Plan") and (B) the 75,000 shares of Common Stock of the Company (the "Directors' Shares") which are to be issued upon the exercise of stock options granted or to be granted pursuant to the terms of the Company's 1996 Non-Employee Directors Stock Option Plan (the "1996 Directors Plan"). The Additional Shares and the Directors' Shares are the subject of a Registration Statement on Form S-8 (the "Registration Statement"), to which this opinion is attached as an exhibit, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

      We have examined the Company's Certificate of Incorporation and Bylaws each as amended, the 1993 Option Plan and the 1996 Directors Plan. We have also examined the records of corporate proceedings taken in connection with the approval of the 1993 Option Plan and the 1996 Directors Plan and the offer and sale of the Additional Shares, respectively, in connection therewith.

      Based upon the foregoing examinations and subject to compliance with the applicable state securities and "blue sky" laws, we are of the opinion that (A) the Additional Shares, when offered, sold and paid for pursuant to the exercise of stock options granted under the 1993 Option Plan, will be duly authorized, validly issued, fully paid and non-assessable, and the Directors' Shares, when offered, sold and paid for pursuant to the exercise of purchase stock option granted under the 1996 Directors' Plan, will be duly authorized, validly issued, fully paid and non-assessable.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                     Very truly yours,



                                     /s/ RIORDAN & McKINZIE